UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Antero Midstream Corporation

(Exact Name of Registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)	61-1748605 (I.R.S. Employer Identification No.)

1615 Wynkoop Street, Denver, Colorado	80202
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-228156

Securities to be registered pursuant to Section 12(g) of the Act:  None.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to Form 8-A (the “Initial Registration Statement”) is being filed pursuant to Section 12(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Antero Midstream Corporation, a Delaware corporation (“New AM”), as the successor registrant to Antero Midstream GP LP, a Delaware limited partnership (“AMGP”).  On March 12, 2019, AMGP converted from a limited partnership to a corporation under the laws of the State of Delaware (the “Conversion”). The Conversion was effected pursuant to a Plan of Conversion set forth in that certain Simplification Agreement, dated October 9, 2018, by and among AMGP GP LLC, AMGP, Antero IDR Holdings LLC, Arkrose Midstream Preferred Co LLC, Arkrose Midstream NewCo Inc., Arkrose Midstream Merger Sub LLC, Antero Midstream Partners GP LLC and Antero Midstream Partners LP.

In connection with the Conversion, each common share representing a limited partner interest in AMGP prior to the Conversion was converted into one share of common stock, par value $0.01 per share (the “Common Stock”), of New AM immediately after the Conversion.  In accordance with Rule 12g-3 under the Exchange Act, upon the effective time of the Conversion, the Common Stock was deemed to be registered under Section 12(b) of the Exchange Act as New AM is deemed to be the successor registrant to AMGP. New AM expressly adopts the Initial Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Exchange Act. The Common Stock will trade on the New York Stock Exchange under the ticker symbol “AM.”

This Amendment amends the Initial Registration Statement as follows:

Item 1.  Description of Registrant’s Securities to be Registered.

A description of the Common Stock is contained in “Description of Capital Stock” set forth in the joint proxy statement/prospectus included in AMGP’s Registration Statement on Form S-4 (Registration No. 333-228156), initially filed with the Securities and Exchange Commission on November 5, 2018, as amended, under the Securities Act of 1933, as amended, and as set forth in a prospectus filed in accordance with Rule 424(b) thereunder, which description is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description
Exhibit 3.1

Certificate of Conversion of Antero Midstream Corporation, dated March 12, 2019 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on March 12, 2019).

Exhibit 3.2

Certificate of Incorporation of Antero Midstream Corporation, dated March 12, 2019 (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on March 12, 2019).

Exhibit 3.3	Bylaws of Antero Midstream Corporation, dated March 12, 2019 (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K (Commission File No. 001-38075) filed on March 12, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 12, 2019	Antero Midstream Corporation

	By:	/s/ Glen C. Warren, Jr.
	Name:	Glen C. Warren, Jr.
	Title:	President and Secretary